EXECUTION COPY

         ASSET PURCHASE AGREEMENT, dated as of November 21, 2000 (together with all Schedules hereto, this "Agreement"), among HCI Acquisition Corp., a New York corporation, with offices at 3265 Lawson Boulevard, Oceanside, New York 11572 ("Buyer"), and American Medical Alert Corp., a New York corporation, with offices at 3265 Lawson Boulevard, Oceanside, New York 11572 ("Parent"), on the one hand, and Harriet Campbell, Incorporated, a New York corporation, with offices at 216 East 75th Street, New York, NY 10021-2921 ("Seller") and Angus Campbell, an individual and sole shareholder of Seller, residing at 75 West End Avenue, Apt. R23C, New York, New York 10023 ("Shareholder"), on the other hand.

                                    RECITALS

         A. Seller is in the business of providing telephone after-hour answering services, stand-alone voice-mail services, auto-paging and auto-attendant application services for the healthcare community (collectively, the "Business").

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's assets and properties relating to the Business in consideration for the payment of cash and warrants and the assumption of certain specified liabilities as set forth below, on the terms and subject to the conditions set forth herein.

                                    AGREEMENT
                                    ---------

         It is agreed as follows:

Section 1.        Sale and Purchase of Assets.
                  ---------------------------

                  1.1. Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined herein), Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller (directly or through a wholly-owned subsidiary), all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by Seller in or for the Business, as the same shall exist on the Closing Date (as defined herein) (collectively, the "Purchased Assets"), free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances of any kind whatsoever ("Liens"), other than any assets or rights relating to any Employee Benefit Plan (as defined in Section 2.26 of this Agreement), but including, without limitation, the following:

                        (a) [Intentionally Omitted];

                        (b) accounts receivable, notes receivable, drafts or other similar instruments;

                        (c) inventory, including but not limited to finished goods, work in process, raw materials and supplies;

                        (d) prepaid expenses and deposits;

                        (e) machinery, equipment, tools and dies, hand tools, vehicles, computers and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on Seller's fixed asset ledger attached to this Agreement on Section 2.5 of the Disclosure Schedule (collectively, the "Machinery and Equipment");

                        (f) office furniture, office equipment, fixtures and other tangible personal property of similar nature (collectively, the "Furniture and Fixtures");

                        (g)  interests  to the  extent  owned by  Seller  in any
patent, copyright, trademark, trade name, brand name, service mark, service name, assumed name, domain name, website, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other proprietary properties or information (collectively, the "Intellectual Property");

                        (h) real property interests described in Section 2.9 of the Disclosure Schedule to this Agreement together with all buildings, facilities and other improvements thereon and all licenses, leases, rights, privileges and appurtenances thereto including, without limitation, all leases, agreements and other rights to use, occupy or possess, or otherwise with respect to, real property or machinery, equipment, vehicles, and other tangible personal property of similar nature to which Seller is a party, and all rights arising under or pursuant to such leases, agreements and rights;

                        (i) to the extent not included above, all contracts, agreements, options, commitments, understandings, licenses, leases and instruments relating to the Business including, without limitation, customer and supplier contracts, sales representative and distributor contracts and commission contracts with respect thereto in each case to the extent listed on
Section 1.1(i) of the Disclosure Schedule, and each of the Material Contracts as listed in Section 2.11 of the Disclosure Schedule (collectively, the "Assigned Contracts");

                        (j)  customer  and  supplier   lists,   mailing   lists,
catalogs, brochures and handbooks relating to the Business;

                        (k) other books, records, files, contracts, plans, notebooks, production and sales data and other data of Seller relating to the Business, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

                        (l) the name "Harriet Campbell, Incorporated" and all variations thereof (including HCI) and all similar names and the goodwill associated therewith, together with all trademarks, service marks and trade names of Seller related to the Business, if any;

                        (m) rights related to any portion of the Business or the Purchased Assets, including third party warranties and guarantees and other similar contractual rights, as to third parties held by or in favor of Seller, and arising out of, resulting from or relating to the Business or the Purchased Assets; and

                        (n)  rights  to  insurance  and  condemnation   proceeds
relating to any damage, destruction, taking or other similar impairment of any of the Purchased Assets.

                  1.2. Assumption of Specified Liabilities. At the Closing (as defined herein), Buyer will assume and agree to pay, perform and discharge the liabilities of Seller set forth on Exhibit A (referred to herein as the "Assumed Liabilities"). Buyer is only assuming the liabilities and obligations of Seller expressly set forth on Exhibit A and is not assuming any no other liabilities or obligations of any kind.

                  1.3. Purchase Price. The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be payable as follows:

                        (a) Nine Hundred and Fifteen Thousand and Four Hundred and Thirty-Three and 10/00 ($915,433.10) less the aggregate amount necessary to satisfy in full each of the liabilities of Seller and Shareholder set forth on Exhibit B hereto (which liabilities shall be satisfied by Buyer at the Closing), payable to Seller by certified check or wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) days prior to the Closing (the "Cash Purchase Price");

                        (b) The issuance of warrants to Seller substantially in the forms attached to Exhibit C-1 hereto (the ""Y" Warrants") and Exhibit C-2 hereto (the ""Z" Warrants" and, together with the "Y" Warrants, collectively, the "Warrants");

                        (c) (i) Subject to clause (iii) of this Section 1.3(c), during the six-year period following the Closing Date (the "Earn-Out Period"), Seller shall also be entitled to receive from Buyer an amount (the "Earn-Out Amount") equal to 30% of (A) the Net Income (as defined below) for such period of the operating division of Parent in which the Business of Seller is operated after the Closing Date (the "Operating Division") and which shall include any Business that is acquired by Parent and/or any Subsidiary (as defined below) or Affiliate (as defined below) of Parent in such division after the Closing Date (excluding the Net Income of businesses

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related to disease management and personal  emergency  response) for such period before taxes for such period minus (B) any costs and expenses (including interest) on Mortgage Indebtedness (as defined below) to the extent not otherwise reflected in the computation of such Net Income plus (C) to the extent deducted from the calculation of such Net Income, any interest expenses on Acquisition Indebtedness (as defined below).

         (ii) Commencing with the quarter ending December 31, 2000, the Earn-Out Amount shall be payable by Buyer to Seller (within ten (10) days from the filing of Parent's Form 10-Q or 10-K, as the case may be, after the end of each calendar quarter during the Earn-Out Period) with respect to income occurring during the then most recently ended calendar quarter (or any shorter period with respect to the initial calendar quarter or following the last complete calendar quarter during the Earn-Out Period) (the "Earn-Out Payments"), and be accompanied by a statement setting forth Buyer's calculation of the amount of the Earn-Out Payment for such period (the "Calculation Statement"). In the event that Seller does not notify Buyer within thirty (30) days of its receipt of such statement that it objects to the computation of the amount of the Earn-Out Payment set forth therein (as provided in this Section 1.3(c) (ii)), the amounts set forth in the Calculation Statement shall be binding and conclusive for the purposes of this Agreement. In connection with the delivery of an Objection Notice (as defined below), Seller shall have the right upon reasonable notice and at reasonable times to examine the books and records of the Operating Division to the extent directly relating to the Business and the calculation of the Earn-Out Amount.

         In the event that Seller objects to the computation of the Earn-Out Amount set forth therein, Seller shall give written notice (the "Objection Notice") of its disagreement to Buyer within thirty (30) days after Seller's receipt of the Calculation Statement, specifying in reasonable detail Seller's disagreement with the Calculation Statement. If an Objection Notice is received by Buyer within such thirty (30) days, then the Calculation Statement shall become final and binding upon the parties on the earlier of (A) the date the parties hereto resolve in writing any differences they may have with respect to any matter specified in the Objection Notice and (B) the date the Earn-Out Matters (as defined below) are finally resolved in writing by the Earn-Out Arbitrator (as defined below). Any such Objection Notice shall state in reasonable detail the nature of any disagreement so asserted. During a period of ten (10) days (or such longer period as Buyer and Seller may mutually agree) after receipt by Buyer of the Objection Notice, Buyer and Seller shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Objection Notice. If at the end of such ten (10) day period (or such longer period as Buyer and Seller may have mutually agreed), Buyer and Seller have failed to reach a written agreement with respect to all such matters, then all such matters as specified in the Objection Notice as to which such written agreement has not been reached (the "Earn-Out Matters") shall be submitted to and reviewed by an arbitrator (the "Earn-Out Arbitrator"). If Buyer and Seller are unable to agree upon the identity of the Earn-Out
Arbitrator within five (5) days of the conclusion of the ten (10)-day negotiation period, Seller and Buyer shall each select within five (5) days thereafter one of the "Big-Five" accounting firms having no other relationship with any party hereto during the past two (2) years to select the

Earn-Out Arbitrator. If such accounting firms cannot agree as to the identity of the Earn-Out Arbitrator within ten (10) days, then each of such accounting firms shall select one nominee and the Earn-Out Arbitrator shall be chosen by lot. The Earn-Out Arbitrator shall consider only the Earn-Out Matters and shall be instructed to act promptly to resolve all Earn-Out Matters, and its decision with respect to all Earn-Out Matters shall be final and binding upon Buyer and Seller. The Earn-Out Arbitrator shall decide all of the Earn-Out Matters within fifteen (15) days of his appointment and provide Seller and Buyer with a written decision regarding his determination of the Earn-Out Matters. The fees and expenses of the Earn-Out Arbitrator with respect to the settlement of all Earn-Out Matters, and the "Big-Five" accounting firms with respect to the selection of the Earn-Out Arbitrator, shall be borne by Buyer, on the one hand, and Seller, on the other hand, in such proportion as shall be determined by the Earn-Out Arbitrator giving consideration to Buyer's and Seller's initial positions with respect to the matter and how far such positions were from the Earn-Out Arbitrator decision. Any payments to be made by Buyer to Seller pursuant to the determination of the Earn-Out Arbitrator shall be made, within ten (10) days after receipt by the parties of the Earn-Out Arbitrator's decision by wire transfer to an account designated by Seller.

         (iii) Seller shall not be entitled to receive Earn-Out Payments aggregating an amount in excess of $550,000. If, at any time prior to the expiration of the Earn-Out Period, the Earn-Out Payments paid to Buyer hereunder aggregate $550,000, Buyer shall have no further obligation to make any payments to Seller pursuant to this Section.

         (iv) For purposes of this Section, the following definitions shall apply:

"Acquisition Indebtedness" means all indebtedness incurred in connection with the acquisition of Purchased Assets, excluding the Mortgage Debt.

"Affiliate" shall mean, with respect to any Person (as defined below), any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

"Mortgage Indebtedness" means all indebtedness (in a principal amount not exceed $350,000) incurred by Buyer in connection with the acquisition of the Owned Real Property.

"Net Income" means, for any period, net income calculated in accordance with generally accepted accounting principles in the United States ("GAAP") provided, however, that the following amounts shall not be deducted in the calculation of Net Income: (i) salaries and benefits of executive officers of Parent and any Subsidiary (other than Buyer) and (ii) general corporate overhead not related to the Operating Division.

"Subsidiary" shall mean, with respect to any Person (i) any corporation as to which more than 50% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such Person

(or any Subsidiary thereof) and any other Person (whether pursuant to written agreement or otherwise), if such Person has more than a 50% equity interest therein.

                  1.4. Closing. The consummation of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., on November 21, 2000 at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 or at such other time or place or on such other date that is mutually agreeable to Buyer and Seller. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  1.5. Closing Obligations.

                        (a)  Deliveries  of  Seller.  At the  Closing  or  prior
thereto,   Seller  will  deliver  to  Buyer  each  of  the  following  documents
(collectively, the "Seller's Closing Documents"):

                        (i) Certificate of Secretary. A certificate of the Secretary of Seller setting forth a copy of the resolutions adopted by its Board of Directors and shareholder approving the execution and delivery of this Agreement and the other documents and instruments contemplated hereby to which it is a party (this Agreement and all other documents and instruments to which Buyer, Seller or the Shareholder is a party in connection herewith being sometimes collectively referred to herein as the "Purchase Documents") and the consummation of the transactions contemplated hereby and thereby.

                        (ii) Instruments of Transfer. A Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit D attached hereto (the "Bill of Sale"), duly executed by Seller and Shareholder, that, among other things, conveys, transfers and sells to Buyer all right, title and interest of Seller in and to the Purchased Assets.

                        (iii)   Legal   Opinion   of   Counsel   to  Seller  and
Shareholder. An opinion, substantially in the form of Exhibit E attached hereto, from Guttman & Guttman, counsel to Seller and Shareholder.

                        (iv) Consents. The consents referred to in Section 2.4 of the Disclosure Schedule attached hereto.

                        (v) Real Property.

                           (A)  Bargain  and sale  deed  with  covenant  against
grantor's acts ("Deed"), complying with RPLss.339-0 and containing the covenant required by LL ss. 13(5), conveying to Buyer title to the unit (the "Unit") known as Unit Professional East in the premises known as 216-218 East 75th Street Condominium (the "Condominium"), together with its undivided

18.5% interest in the Common Elements (as such term is defined in the declaration (the "Declaration") establishing a plan for condominium ownership of the premises located at 216-218 East 75th Street in the City, State and County of New York and which term shall be deemed to include Seller's right, title and interest in any limited common elements attributable to or used in connection with the Unit) appurtenant thereto, free and clear of all Liens other than Permitted Exceptions (as hereinafter defined). The Deed shall be executed and acknowledged by Seller and, if requested by the Condominium, executed and acknowledged by Buyer, in proper statutory form for recording;

                           (B) A  waiver  of  the  right  of  first  refusal  to
purchase the Unit executed by the board of managers of the Condominium ("Board") waiving the Condominium's rights, if any, to purchase the Unit under the Declaration or the By-Laws of the Condominium;

                           (C) A statement  by the  Condominium  or its managing
agent that the common charges and any assessments then due and payable to the Condominium have been paid to the date of the Closing;

                           (D) All keys to the doors of, and  mailbox  for,  the
Unit;

                           (E) Such  affidavits  and/or  other  evidence  as the
title company (the "Title Company") from which Buyer has ordered a title insurance report and which is authorized to do business in New York State shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against Seller, Shareholder, and persons or entities whose names are the same as or are similar to Seller's or Shareholder's names;

                           (F) An owner's  title  insurance  policy in an amount
equal to the Condominium Allocated Amount subject only to Liens expressly permitted hereunder and otherwise in form acceptable to Buyer and containing such endorsements as may be reasonably requested by Buyer;

                           (G) New York City Real Property  Transfer Tax Return,
if applicable, and New York State Department of Taxation and Finance Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, prepared, executed and acknowledged by Seller in proper form for submission;

                           (H) Checks in payment of all applicable real property
transfer taxes except a transfer tax which by law is primarily imposed on the Buyer ("Buyer Transfer Tax"), if any, due in connection with the sale. Seller shall pay the additional transfer taxes, if any, payable after the Closing by reason of the conveyance of the Unit, which obligation shall survive the Closing;

                           (I) Certification that Seller is not a foreign person
pursuant to FIRPTA (as hereinafter defined);

                           (J) Affidavit that a single  station smoke  detecting
alarm device is installed pursuant to New York Executive Lawss.378(5); and

                           (K) Any  other  documents  required  by the Board and
necessary to convey title to the Unit in the Condominium to the Buyer, including, without limitation, any powers of attorney.

                        (vi)  Employment  Agreement.   An  Employment  Agreement
between Shareholder and Buyer in substantially the form of Exhibit F attached hereto (the "Employment Agreement"), duly executed by Shareholder.

                        (vii) All books and records relating to the Business.

                        (b)  Deliveries  of  Buyer.  At  the  Closing  or  prior
thereto,   Buyer  will  deliver  to  Seller  each  of  the  following  documents
(collectively "Buyer's Closing Documents"):

                           (i)  Certificate  of Secretary.  A certificate of the
Secretary of Buyer setting forth a copy of the resolutions adopted by its Board of Directors approving the execution and delivery of this Agreement and the other Purchase Documents and the consummation of transactions contemplated hereby and thereby.

                           (ii) Instruments of Transfer.  The Bill of Sale, duly
executed by Buyer.

                           (iii) Legal Opinion of Counsel to Buyer.  An opinion,
substantially in the form of Exhibit G attached hereto, from Parker Chapin LLP, counsel to Buyer.

                           (iv) Employment Agreement.  The Employment Agreement,
duly executed by Buyer.

                           (v) Cash Purchase Price. At the Closing,  Buyer shall
deliver or cause to be delivered to Seller the Cash Purchase Price in immediately available funds.

                           (vi) Warrants. At the Closing, Buyer shall deliver or
cause to be delivered to Seller the Warrants.


                           (vii)  Transfer  Taxes.  New York City Real  Property
Transfer Tax Return and New York State Department of Taxation and Finance Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate executed and acknowledged by Buyer and an Affidavit in Lieu of Registration pursuant to New York Multiple Dwelling Law, each in proper form for submission, if applicable.

         Section  2.   Representations   and   Warranties   of  Seller  and  the
Shareholders. Each of Seller and the Shareholder, jointly and severally, represents and warrants to Buyer as follows:

                  2.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. Seller has delivered to Buyer true, correct and complete copies of Seller's certificate of incorporation and bylaws, as currently in effect.

                  2.2. Title to Purchased Assets; Ownership of Capital Stock

                        (a) Seller has good and marketable title to the Purchased Assets including, without limitation, all assets set forth on Seller's fixed asset ledger attached to this Agreement on Section 2.5 of the Disclosure Schedule, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable and (ii) Liens disclosed on Section 2.2 of the Disclosure Schedule. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire all of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens.

                        (b) The Shareholder is the record and beneficial owner of all of the outstanding shares of capital stock of Seller.

                  2.3. Authorization; Validity of Agreement, Etc. Shareholder has the requisite capacity, and Seller has the full right, power and authority, to execute and deliver this Agreement and the other Purchase Documents to which, as applicable, he or it is a party and to consummate the transactions contemplated hereby and thereby, and to make the representations set forth herein and therein. The execution and delivery of this Agreement and the other Purchase Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the other Purchase Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby by Seller and Shareholder. Each of this Agreement and the other Purchase Documents to which Seller is a party when delivered to Buyer will be duly and validly executed by Seller and constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally. Each of this Agreements and the other Purchase Documents to which Shareholder is a party when delivered to Buyer will be duly and validly executed by Shareholder and when so delivered will constitute the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its respective terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

                  2.4. Consents and Approvals; No Violation. Except as set forth in Section 2.4 of the Disclosure Schedule, the execution, performance and delivery by Seller and Shareholder of this Agreement and each of the other
Purchase Documents to which it or he is a party, as applicable, and the consummation by Seller and Shareholder of the transactions contemplated hereby and thereby, respectively, and the compliance by Seller and Shareholder with the provisions hereof and thereof will not: (a) conflict with or breach any provision of the Articles of Incorporation or By-Laws of Seller; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller or Shareholder is a party (collectively, "Contracts"), or by which Seller or Shareholder or any of its or his properties or assets, as applicable, may be bound or affected; (c) require Seller or Shareholder to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any Person (as hereinafter defined) or Governmental Entity (as hereinafter defined); (d) result in the creation of any Lien on or affecting the Purchased Assets; (e) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority, applicable to Seller or Shareholder or any of their respective properties or assets; or (f) violate any statute, law, rule or regulation applicable to Seller or any of its properties or assets. "Person" shall mean any individual, partnership, joint venture, limited liability company, trust, organization or any other entity. "Governmental Entity" shall mean any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency.

                  2.5. Condition of Purchased Assets. All items of machinery, equipment, tooling and other tangible personal property owned or leased by Seller and used in the conduct of the Business (other than items of inventory) are listed in the detailed fixed assets ledger of Seller attached to Section 2.5 of the Disclosure Schedule (collectively, the "Personal Property"). The Personal Property conforms in all respects to all requirements of applicable laws. All of the items of machinery, equipment and tooling included within the Personal Property are in good operating condition and in good state of maintenance and repair and are adequate for use in the conduct of Seller's business as previously conducted.

                  2.6. Receivables. All accounts receivable of Seller are reflected on Section 2.6 of the Disclosure Schedule and represent valid obligations arising from bona fide transactions in the ordinary course of Seller's business consistent with past practice and established in the ordinary course of Seller's business. Unless paid prior to the Closing Date, the accounts receivable of Seller are or will be as of the Closing Date current and collectible. Each of the accounts receivable either have been or will be collected in full, without any set off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set off, other than returns in the ordinary course of Seller's business consistent with past practice, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

                  2.7. Inventories. Except as reflected on Section 2.7 of the Disclosure Schedule, the inventories of Seller have been valued at the lower of cost (on the first-in, first-out method) or market in accordance with GAAP, consistently applied, and the value of obsolete materials and materials of below standard quality has been written down in accordance with GAAP, consistently applied. Except as reflected on Section 2.7 of the Disclosure Schedule, the inventories of Seller contain no amount of items not saleable or usable within 12 months from the date thereof at normal profit margins consistent with historical sales practices. Except as set forth in Section 2.7 of the Disclosure Schedule, Seller is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers.

                  2.8. Taxes.

                        (a) Seller has elected to be treated as an "S" corporation for federal Income Tax purposes effective as of January 1, 1987 and such election is effective for each year thereafter up to and including the Closing Date. Section 2.8(a) of the Disclosure Schedule hereto sets forth each other jurisdiction for which Seller has made an "S" election (or similar election), or for which an "S" election (or similar election) is effective, including the date of the election, its effective date, the date of any termination of such election, if any, and the cause of such termination. Except as set forth on Section 2.8(a) of the Disclosure Schedule, such election is effective for each year from its effective date up to and including the Closing Date.

                        (b) Except as set forth in Section 2.8(b) of the Disclosure Schedule:

                           (i) Seller has (A) duly and timely filed or caused to
be filed with the Internal Revenue Service or other applicable Governmental Entity (collectively, "Taxing Authorities") all Tax Returns (as defined below) that are required to be filed by or on behalf of Seller and that include or relate to the Purchased Assets or the Business, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, or recorded a provision for such payment on the books and records of Seller in accordance with GAAP for the payment of, all Taxes that are due and payable that could result in a Lien on any Purchased Asset or the Business and has recorded a provision for such payment on the books and records of Seller in accordance with GAAP for the payment of all Taxes that are not due and payable;

                           (ii)  Seller  has duly and timely  complied  with all
applicable Laws relating to the collection or withholding of Taxes, and the reporting and remittance thereof to the applicable Taxing Authorities;

                           (iii)   no   audit,    examination,    investigation,
reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is pending or proposed, or to the best knowledge of each of Seller and Shareholder threatened, with regard to any Tax or Tax Return referred to in clause (i) above;

                           (iv)  there  is no Lien  for any Tax  upon any of the
Purchased Assets or the Business;

                           (v) [Intentionally omitted];

                           (vi)  there is no  outstanding  request  for a ruling
from any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law) relating to any Tax for which Seller is or may be liable or with respect to Seller's income, assets or business, power of attorney relating to, or in connection with, any Tax that could result in a Lien on any Purchased Asset or the Business;

                           (vii)  none of the  Purchased  Assets is  "tax-exempt
bond  financed  property" or  "tax-exempt  use  property"  within the meaning of
Section 168(g) or (h), respectively, of the Code or any similar provision of applicable Law;

                           (viii) none of the Purchased Assets is required to be
treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of those "safe harbor" leasing provisions or any similar provision of applicable Law;

                           (ix)  no  claim  has  ever  been  made  by  a  Taxing
Authority in a jurisdiction where Seller has not paid any Tax or filed Tax Returns relating to the Business or any Purchased Asset asserting that Seller is or may be subject to Tax in such jurisdiction.

                        (c) Seller has provided to Buyer true, complete and correct copies of (i) all Tax Returns relating to, and (ii) all audit reports relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after December 31, 1994 and any and all Taxes with respect to which a Lien may be imposed on any Purchased Asset or the Business.

                        (d) As used herein, (i) "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation ss.1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

                  2.9. Real Property.

                        (a) The Unit is the only real property  owned by Seller.
Section 2.9(a) of the Disclosure Schedule sets forth the legal description of the Unit. The Unit is a Professional Unit (as such term is defined in the Declaration). Seller has good and marketable title to and owns the Unit in fee simple subject to no Liens except such immaterial easements and rights-of-way, none of which interfere with the operation of the Business or as otherwise set forth on Section 2.9(a) of the Disclosure Schedule (collectively, the "Permitted Exceptions"). Seller has not received notice of any default or breach by it under any of the covenants, conditions, restrictions, easements, or rights-of-way affecting the Unit or any portion thereof, and to the best knowledge of Seller and Shareholder, no such default or breach now exists, and no event has occurred or is continuing which with notice or the passage of time or both, would constitute a default thereunder.

                        (b) The Seller is neither a landlord, sublandlord or licensor nor a tenant, subtenant or licensee under any lease, sublease, license or occupancy agreement with respect to real property.

                        (c)  Attached  to  Section   2.9(c)  of  the  Disclosure
Schedule is a true, correct and complete copy of the most recent title insurance policy with respect to the Unit. Seller has not entered into any leases, subleases, licenses or occupancy agreements relating to the Unit and no Person has any rights to acquire, lease, sublease or otherwise occupy the Unit or any part thereof or to otherwise obtain any interest therein, and there are no outstanding options, rights of first refusal or rights of reverter relating to the Unit or any interests therein. Except as set forth in Section 2.9(c) of the Disclosure Schedule, there are no service or maintenance contracts, management agreements or similar agreements relating to the Unit. There has been no service, material or other work provided or supplied to the Unit that has not been paid in full.

                        (d) Except as set forth in Section 2.9(d) of the Disclosure Schedule, all licenses, permits, approvals and certificates of occupancy (the "Approvals"), in connection with the construction, use, occupancy and maintenance of the Unit are in full force and effect in accordance with the respective terms thereof, and none of the Approvals has been amended, assigned, pledged or otherwise transferred. There is no alteration, improvement or change in use of the Unit that would require any new Approvals or amendment of an existing Approval. The condition and use of the Unit conforms to each Approval. Seller is in compliance with all Laws that are applicable to the Unit or any part thereof. Seller is in compliance with the Declaration, and the By-Laws and the rules and regulations of the Condominium.

                        (e) The Unit including, without limitation, all plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems are fully installed and as applicable, operating, in good condition and repair and as applicable, free of leaks. The electricity service and all other public or private utilities ("Utilities") serving the Unit are fully installed and operating.

                        (f) To the best knowledge of Seller and Shareholder, there are no pending or proposed or contemplated or anticipated (i) special assessments affecting the Unit or any portion thereof that are or would be payable by Seller and could result in a Lien against the Unit or (ii) changes in any applicable Laws relating to the use, occupation or operation of the Unit.

                        (g) Seller has not received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any mortgagee requesting the performance of any work or alteration in respect of the Unit, and to the best of each of Seller's and the Shareholder's knowledge, there are no outstanding requirements or recommendations from any of the foregoing.

                        (h) There has been no damage to any portion of the Unit or the building within which the Unit is located within the last 24 months caused by fire or other casualty that has not been repaired.

                        (i) Copies of the current real estate tax bills for the Unit have been delivered to Buyer by the Shareholder. Said bills, with respect to the Unit, cover the whole of the Unit and do not cover or apply to any other property. No application or proceeding is pending with respect to a reduction of the taxes on the Unit.

                        (j) Seller does not owe any monies to any contractor, subcontractor or materialman for labor or materials performed, rendered or supplied in connection with the Unit for which such person could claim a Lien against the Unit.

                        (k) Seller is not a "sponsor" or a nominee of a "sponsor" under any plan of condominium organization in the Declaration affecting the Unit in the Condominium.

                        (l) The common charges (excluding separately billed utility charges) for the Unit on the date hereof are $543.73 per month, and Seller has not received any written notice of any intended assessment or increase in such common charges.

                        (m) The real estate taxes for the Unit for the six month period commencing July 1, 2000, and ending January 1, 2001, are $7,403.34.

                        (n) Seller is not a "foreign person" as defined in IRCss. 1445 ("FIRPTA"), as amended, and the regulations issued thereunder ("Code Withholding Section"). At the Closing, Seller shall deliver to Buyer a certificate stating that Seller is not a foreign person in the form then required by the Code Withholding Section. In the event Seller fails to deliver the aforesaid certification or in the event that Buyer is not entitled under the Code Withholding Section to rely on such certification, Buyer shall deduct and withhold from the Purchase Price a sum equal to 10% of the portion thereof allocable to the Unit, which allocable amount equals $400,000 ("Condominium Allocated Amount"), and shall at Closing remit the withheld amount with the required forms to the Internal Revenue Service.

                  2.10. Intellectual Property. Section 2.10 of the Disclosure Schedule lists all Intellectual Property that is owned by Seller or any other Person and used by Seller in the operations of the Business, and there are no pending or threatened claims by any Person relating to Seller's use of any Intellectual Property. Seller has such rights of ownership (free and clear of all Liens) of, or such rights by license, lease or other agreement to use (free and clear of all Liens) the Intellectual Property as are necessary to permit Seller to conduct its business and, except as set forth on Section 2.10 of the Disclosure Schedule, Seller is not obligated to pay any royalty or similar fee to any Person in connection with Seller's use or license of any of the Intellectual Property.

                  2.11. Material Contracts. Section 2.11 of the Disclosure Schedule sets forth a true, complete and correct list of every Contract that:
(i) provides for aggregate future payments by Seller or to Seller of more than $1,000 and has an unexpired term exceeding six months (6) and may not be canceled upon 60 days notice without any liability, penalty or premium (excluding purchase orders and invoices arising in the ordinary course of business); (ii) was entered into by Seller with Shareholder, or an officer, director or significant employee of Seller; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes Seller to be liable or otherwise responsible for the obligations or liabilities of another or provides for a charitable contribution by Seller; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts Seller or the Business from engaging in any business or activity anywhere in the world;
(vii) is an employment agreement, consulting agreement or similar arrangement with any employee of Seller; (viii) involves an agreement or any other Contract providing for payments from Seller to any other Person, or by any Person to Seller, based on sales, purchases or profits, other than direct payments for goods; or (ix) any other Contract that is material to the rights, properties, assets, business or operations of Seller or the Business (the foregoing, collectively, "Material Contracts"). Seller has heretofore provided true, complete and correct copies of all Material Contracts to Buyer.

                  There is not, and to the best knowledge of each of Seller and Shareholder, there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of Seller or, to the best knowledge of Seller and Shareholder, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to Buyer.

                  2.12. Customers, Suppliers and Distributors. Section 2.12 of the Disclosure Schedule sets forth (i) the sales of Seller for the fiscal year ended December 31, 1999 and the sales of Seller for the six (6) months ended June 30, 2000, (ii) all of the customers of Seller during each of those periods indicating the approximate total sales to each of those customers; and (iii) the suppliers and distributors of Seller during each of those periods. There has not been any adverse change in the business relationship of Seller with any such customer, supplier or distributor, and Seller is not aware of any threatened loss of any such customer, supplier or distributor.

                  2.13. Litigation; Compliance with Laws; Licenses and Permits.

                        (a) There is no claim, suit, action or proceeding ("Proceeding") pending, nor, to the best knowledge of Seller, is there any investigation or Proceeding threatened, that involves or affects Seller or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

                        (b) Seller and the Business have, and on the Closing Date will have, complied with all applicable federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes. Since January 1, 1996, Seller has not received any notice of any violation of any Law.

                        (c) Each of Seller and the Business has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for it to conduct its business as presently conducted. All such Licenses and Permits are in full force and effect and neither Seller nor Shareholder has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of Seller, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

                  2.14. Product Claims. No product liability claim is pending, or to the best knowledge of each of Seller and Shareholder threatened, against Seller or against any other party with respect to the products of the Business.
Section 2.14 of the Disclosure Schedule lists all service and product liability claims asserted against Seller with respect to the products of the Business or Seller during the last five (5) years.

                  2.15. Warranties and Returns. Section 2.15 of the Disclosure Schedule sets forth a summary of the practices and policies followed by Seller with respect to warranties and returns of any products manufactured or sold by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth in Section 2.15 of the Disclosure Schedule, there is not presently, nor has there been since December 31, 1995, any failure or defect in any product sold by Seller that has required, or that may require, a general recall or replacement campaign or similar action with respect to such product or a reformulation or change of such product, nor has there been any acceptance of returned or defective goods of Seller in excess of $1,000 in the aggregate for all such transactions with respect to products sold by it since December 31, 1995.

                  2.16. No Brokers. Except for a fee due to J. Weikert & Company, LLC (which fee shall be paid in its entirety by Buyer), neither Seller nor Shareholder has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

                  2.17. Assets Utilized in the Business.  Except as set forth in
Section 2.17 of the Disclosure Schedule, the assets, properties and rights owned, leased or licensed by Seller or used in connection with the Business and that will be owned, leased or licensed by Seller as of the Closing Date, and all the agreements to which Seller is a party, constitute all of the properties, assets and agreements necessary to Seller in connection with the operation and conduct by Seller of the Business as presently and as proposed to be conducted. Included in Section 2.17 of the Disclosure Schedule are all services provided by each Shareholder to Seller and all other arrangements involving each Shareholder and Seller that are not included in the Purchased Assets.

                  2.18. Insurance. Section 2.18 of the Disclosure Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering Seller, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis. All such policies are: (i) with insurance companies that are financially sound and reputable and are in full force and effect; (ii) sufficient for compliance with all material requirements of law and of all applicable material agreements; and
(iii) valid, outstanding and enforceable policies. Complete and correct copies of such policies have been furnished to Buyer. All such insurance policies or comparable coverage shall be continued in full force and effect through the Closing Date.

                  2.19. No Misstatements or Omissions. No representation or warranty by Seller or any Shareholder contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Buyer or hereafter furnished to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

                  2.20. Labor Matters.

                        (a) Except as set forth on Section 2.20(a) of the Disclosure Schedule, no employees of Seller are covered by a collective bargaining agreement or other agreement with any labor organization or employee representation and no collective bargaining agreement or other agreement with any labor organization or employee representation binding on Seller restricts Seller from relocating or closing any or all of its business or operations.

                        (b) Except as set forth on Section 2.20(b) of the Disclosure Schedule hereto, there are not currently pending, and during the past five (5) years there has been, no strike, lockout, picketing, slow-downs, work stoppages or similar labor controversies with respect to the Business and, to the knowledge of each of Seller and the Shareholder, no such strikes, picketing, lockouts, slow-downs, work stoppages or similar labor controversies are threatened.

                        (c) Except as set forth on Section 2.20(c) of the Disclosure Schedule, there has not existed during the past five (5) years, does not currently exist and, to the knowledge of each of Seller and Shareholder, is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, the various occupational health and safety agencies or any judicial or arbitration forum with respect to Seller or the Business (collectively, "Labor Claims").

                        (d) To the best knowledge of Seller and Shareholder, no representation question exists or has been raised with respect to employees of Seller during the past three (3) years. To the best knowledge of Seller and Shareholder, there are no campaigns being conducted to solicit cards or authorization from employees of Seller to be represented by any labor organization.

                        (e) Seller is and has been in compliance with all applicable laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, discrimination, safety and health of employees, workers compensation, unemployment insurance, withholding of wages, and terms and conditions of employment. All employment agreements, personnel manuals, handbooks, policy and procedure manuals applicable to the employees of Seller have been disclosed and furnished to Buyer.

                        (f) Seller has not closed any plant or facility, effectuated any mass layoff of employees as defined under the Workers Adjustment and Retraining Notification Act ("WARN") (or other similar state law), or implemented any early retirement or separation program during the past three (3) years nor has Seller announced any such action. Set forth on Section 2.20(f) of the Disclosure Schedule hereto is a list of all persons whose employment was terminated by Seller during the past three (3) years whose compensation exceeded $50,000 per annum.

                        (g) Except as set forth on Section 2.20(g) of the Disclosure Schedule, Seller is not liable for any severance pay or other payments to any employee or former employee due to the termination of employment and will not have any liability under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable law, as a result of the transactions contemplated hereunder.

                  2.21. Financial Statements. Attached to Section 2.21 of the Disclosure Schedule is the trial balance sheet of Seller as of December 31, 1999 (the "Trial Balance Sheet"). The Trial Balance Sheet has been derived from, and agrees with, the books and records of Seller and fairly present the financial position of Seller with respect to the matters set forth therein as of the date thereof and the results of operations of Seller for the period set forth therein.

                  2.22. Environmental Matters.

                        (a) Seller is in compliance with, and the Business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

                        (b) no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

                        (c) Neither Seller nor any Shareholder has received any notice that remains pending or outstanding with respect to its business or any Site from any governmental entity or person alleging that Seller is not in material compliance with any Environmental Law;

                        (d) there has been no release of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against Seller;

                        (e) there are no pending or outstanding corrective actions requested, required or being conducted by any governmental entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

                        (f) the Business has obtained and holds all necessary environmental permits, and those environmental permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

                        (g) there are no past or pending, or to the best knowledge of each of Seller and the Shareholders threatened, Environmental Claims against Seller or, with respect to the Business, Seller or the Purchased Assets, the Shareholders, and neither Seller nor any Shareholder is aware of any facts or circumstances which could be expected to form the basis for any Environmental Claim against the Business;

                        (h) neither Seller, any predecessor of Seller, nor any entity previously owned by Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against Seller;

                        (i) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

                        (j) there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of Seller with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to Buyer prior to execution of this Agreement.

                  As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any governmental entity, person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any environmental permit, or (z) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; and (v) "Site" means any of the real properties currently or previously owned, leased, used or operated by Seller, any predecessors of Seller or any entities previously owned by Seller, including all soil, subsoil, surface waters and groundwater thereat.

                  2.23.  No Material  Adverse  Change.  Except as  disclosed  in
Section 2.23 of the Disclosure Schedule, since December 31, 1999, (a) no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a material adverse effect on the Business, Purchased Assets or Assumed Liabilities, or on the condition (financial or otherwise), results of operations or prospects of Seller or the Business; and (b) the Business has been conducted in the ordinary course and consistent with past practice.

                  2.24. No Undisclosed Liabilities.

                        (a) Seller does not have, and as of the Closing will not have, any liabilities (whether accrued, contingent, known, unknown or otherwise) other than those that are set forth on Schedule 2.24 of the Disclosure Schedule, each of which was incurred in the ordinary course of business and none of which, individually or in the aggregate, is material to the business, operations, condition or prospects of the Business or the Purchased Assets.

                        (b) The accounts payable of Seller set forth in the balance sheets referred to in Section 2.21 or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable as at the Closing Date, in accordance with the respective invoices relating thereto. Each of such accounts payable are set forth on Exhibit A to this Agreement.

                  2.25. Solvency. Immediately prior to and upon consummation of the transactions contemplated under this Agreement, Seller will be solvent, will have assets having a fair value in excess of the amount required to pay its liabilities (including, contingent, subordinated, unmatured and unliquidated liabilities) as they become due and will have access to adequate capital for the conduct of its business and the ability to pay its debts and such liabilities as they mature.

                  2.26  Employee  Benefits.  (a)  Except as set forth on Section
2.26 of the Disclosure Schedule, neither the Seller nor any other company or entity, which together with the

Seller constitutes a member of the Seller's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or
Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")), has at any time adopted or maintained, has any liability or is a fiduciary with respect to, or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA), or (ii) any other benefit plan, program, contract or arrangement of any kind whatsoever
(whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Seller or the Group, or for the benefit of any other person or persons) including, without limitation, with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria or other contribution, benefit or payment of any kind, or (iii) any employment, consulting, service or other contract or agreement of any kind whatsoever (all such employee benefit plans and other benefit plans, programs, contracts or arrangements and such employment, consulting, service or other contracts or agreements whether written or oral hereinafter individually and collectively called the "Employee Benefit Plan(s)").

                        (b) In addition, (i) none of the Employee Benefit Plans is subject to Title IV of ERISA; (ii) any and all amounts which the Seller or the Group are required to pay as contributions or otherwise, or with respect to the Employee Benefit Plans have been timely paid; (iii) each of the Employee Benefit Plans has been established, maintained, operated and administered in accordance with its terms and all applicable law; (iv) each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be so qualified and continues to be so qualified; (v) there are no pending, threatened or anticipated claims involving any of the Employee Benefit Plans, other than routine claims for benefits; (vi) neither the Seller nor the Group is a party to, or participates in, or has any liability or contingent liability with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA) which has two or more contributing sponsors at least two of whom are not under common control (a "Single Employer Plan") or any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, (a "Multiemployer Plan"); and (vii) neither the Seller nor the Group has any obligation or commitment to establish, maintain, operate or administer any Employee Benefit Plan not set forth on Section 2.26 of the Disclosure Schedule or to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise.

                        (c) A true and complete copy of each of the Employee Benefit Plans (and all amendments thereto, whether currently effective or to become effective at a later date), all contracts and agreements relating thereto, or to the funding thereof and the most recent summary plan description thereof (including summaries of material modification) have been provided to Buyer. In the case of any Employee Benefit Plan which is not in written form, an accurate and complete description of such Employee Benefit Plan has been provided to Buyer.

                        (d) No member of the Group has any obligation to any retired or former employee of the Seller with respect to the provision of any disability (long or short term), hospitalization, medical, dental or life insurance benefits, whether insured or self-insured, or coverage under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or any similar benefit plan maintained by any member of the Group, other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA or any similar state law. As of the Closing Date, the Seller has complied with all notice and continuation of health care coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any applicable state law.

         Section 3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                  3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated.

                  3.2. Authorization; Validity of Agreement. Buyer has the right, power and authority to execute and deliver this Agreement and each of the other Purchase Documents to which it is a party (the "Buyer Purchase Documents") and to consummate the transactions contemplated hereby and thereby and to make the representations set forth herein and therein. The execution and delivery of the Buyer Purchase Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other proceedings on the part of Buyer are necessary to authorize the Buyer Purchase Documents or the consummation of the transactions contemplated hereby and thereby. Each of the Buyer Purchase Documents when delivered to Seller will be duly and validly executed by Buyer and constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally.

                  3.3.  Consents and  Approvals;  No Violation.  The  execution, performance and delivery by Buyer of the Buyer Purchase Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, and compliance by Buyer with the provisions hereto and thereto will not: (a) conflict with or breach any provision of the Certificate of Incorporation of Buyer; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound; (c) require Buyer to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority; (d) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to Buyer or any of its assets; or (e) violate any statute, law, rule or regulation applicable to Buyer.

         Section 4. Conditions Precedent to Buyer's Duty to Close. Buyer's obligation to effect the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions provided, however, that Buyer shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby without, however, releasing Seller from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by Buyer by reason of the breach by Seller of any covenant, obligation, agreement or condition contained herein or by reason of any misrepresentation made by Seller):

                        (a) All of Seller's representations and warranties in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of a specific date, which shall be true and correct in all respects as of such date

                        (b) Buyer shall have received Seller's Closing Documents as provided in Section 1.5 hereof.

                        (c) The covenants and agreements of Seller contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all respects.

                        (d) Buyer shall have received a certificate dated the Closing Date and executed by an executive officer of Seller certifying the satisfaction of the conditions referred to in sections 4(a) and 4(c) and certifying that Seller has paid all pre-petition and post-petition tax liabilities due to government agencies.

                        (e)  Buyer's   satisfaction   with  its  due   diligence
examination of the Business;

                        (f) The Board of Directors of Buyer shall have approved the transactions contemplated hereby;

                        (g) Buyer's satisfaction with Seller's compliance with all applicable bulk sales laws;

                        (h) No events shall have occurred which, individually or in the aggregate, have, or are reasonably likely to have, a material adverse effect on the Purchased Assets or the Business; and

                        (i) Buyer shall have completed to its sole satisfaction an audit of the Purchased Assets.

                        (j) Buyer shall have obtained the financing required to fund the purchase hereunder and the transactions contemplated by the parties hereto on terms and conditions acceptable to Buyer.

                        (k) Buyer shall have received the appraisal in respect of the Warrants in the form attached hereto as Exhibit 4(k) (the "Appraisal").

         Section 5. Conditions Precedent to Obligation of Seller and Shareholder to Close. The obligation of Seller and Shareholder to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions provided, however, that Seller and Shareholder together shall have the right to waive all or any part of each such condition and to close the transactions contemplated hereby without, however, releasing Buyer from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by Seller or Shareholder by reason of the breach by Buyer of any covenant, obligation, agreement or condition contained herein or by reason of any misrepresentation made by Buyer:

                        (a) All of Buyer's representations and warranties in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date, with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of a specific date, which shall be true and correct in all respects as of such date

                        (b) Seller shall have received the Cash Purchase Price and the Warrants.

                        (c)  Seller   shall  have   received   Buyer's   Closing
Documents, as provided in Section 1.5 hereof.

                        (d) The covenants and agreements of Seller contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed in all material respects.

                        (e) Seller shall have received a certificate dated the Closing Date and executed by an executive officer of Buyer certifying the satisfaction of the conditions referred to in Sections 5(a) and 5(d).

                        (f) Seller shall have received the Appraisal.

         Section 6. Other Covenants of the Parties.

                  6.1. Conduct of Business. During the period from the date hereof through the Closing Date, Seller shall conduct its business in the ordinary course, consistent with past practices. Without limiting the generality of, and in addition to, the foregoing, prior to the Closing Date, Seller shall not and Shareholder shall not permit Seller to, except as Buyer may otherwise consent to in writing:

                        (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                        (b) enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee, or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), discretionary bonuses or incentive or performance-based compensation, take any action to fund or in any other way secure the payment of compensation or benefits to any employee or under any Employee Benefit Plan, except to the extent required under applicable law;

                        (c) acquire, sell, lease, transfer or dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice or enter into any commitment or transaction in excess of $1,000;

                        (d) except as may be required by law, take any action to terminate or materially amend any of its Employee Benefit Plans with respect to or for the benefit of employees;

                        (e) modify any policy or procedure with respect to credit to customers or collection of receivables;

                        (f) pay, discharge or satisfy before it is due any claim or liability of Seller, or fail to pay any such item in a timely manner given Seller's prior practices;

                        (g) cancel any debts or waive any claims or rights in excess of $1,000;

                        (h) except to the extent required by applicable law, change any accounting principle or method or make any election for purposes of foreign, federal, state or local income taxes;

                        (i) take or suffer any action that would result in the creation, or consent to the imposition, of any Lien on any of the properties or assets of Seller;

                        (j) except in the ordinary course of business consistent with past practice, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any contract, lease or approval;

                        (k) exercise any right or option under any lease or extend or renew any contract or lease;

                        (l) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan or withdraw (within the meaning of Section 4063 of ERISA) from any Single Employer Plan;

                        (m) incur a "plant closing" or "mass layoff", within the meaning of the Worker Adjustment and Retraining Notification Act;

                        (n) take any action that interferes with Buyer's relationship with Seller's employees and not to be a direct or indirect party to any action or activity which would deprive Buyer of the services of any of Seller's employees; or

                        (o) enter into any Contract to do, or take, or agree in writing or otherwise to take or consent to, any of the foregoing actions.

                  6.2.  Access to  Information.  From the date hereof  until the
Closing Date, Seller and Shareholder shall, and shall cause each of Seller's officers, directors, employees, agents, accountants and counsel to, upon reasonable notice: (i) afford the officers, employees and authorized agents, accountants, counsel and representatives of Buyer reasonable access, during normal business hours, to: (A) the offices, properties, plants, other facilities, books, contracts and records of Seller and Shareholder related to the Business and any records concerning Seller maintained and accumulated by its representatives, and (B) those officers, directors, employees, agents, accountants and counsel of Seller who have any knowledge relating to Seller or the Purchased Assets, and (ii) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Buyer such additional financial and operating data and other information regarding the Purchased Assets (including, without limitation, any contracts, licenses and patents in effect as of the date hereof and any contracts or licenses being negotiated or entered into between the date hereof and the Closing Date), properties and goodwill of Seller as Buyer may from time to time reasonably request.

                  6.3. Employee Matters.

                        (a) Prior to the Closing Date, Buyer shall prepare and deliver to Seller a list of the employees of Seller which it intends to hire ("Buyer's List"). On the Closing Date, Buyer shall offer employment effective as of the Closing Date to all employees of Seller identified on Buyer's List (all such employees who accept such offer of employment being the "Transferred Employees"). In addition to the obligations of Seller set forth below, all responsibility for employees of Seller, other than Transferred Employees, including, without limitation, claims arising out of the decision not to include such employees on Buyer's List, shall be the responsibility of Seller.

                        (b) If applicable pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), Seller has provided or shall provide timely and effective notice to its employees and any applicable unit of government with respect to any employment loss suffered by such employees as the result of the termination of their employment by Seller and any failure of Buyer to employ them at the Closing. Nothing contained in this Section 6.3 shall be deemed to constitute a requirement that Buyer employ or offer employment to such employees. In the event that WARN requires notice to such employees and Seller fails to provide timely and effective notice under WARN, Seller and Shareholder shall indemnify and hold Buyer harmless from and against any liability to such employees or any unit of government that may result to Buyer from such failure, including but not limited to, fines, back pay and reasonable attorney's fees.

                        (c) Buyer shall not be responsible for any payments, expenses and costs paid or required to be paid in connection with the employment or termination of employment of any employees of Seller who are identified on Buyer's List and do not accept Buyer's offer of employment with Buyer.

                        (d) Seller shall remain responsible for (i) payment of any and all wages, accrued vacation pay, bereavement pay, jury duty pay, disability income, supplemental unemployment benefits, fringe benefits or other perquisites of employment, termination indemnities or similar benefits (whether arising under any plan, program, policy or arrangement of Seller or under applicable local law), payroll taxes and other payroll related expenses and (ii) payments to or under employee benefit plans (within the meaning of section 3(3) of ERISA) maintained or contributed to by Seller, in either case arising out of or relating to the employment of any of the Transferred Employees by Seller prior to the Closing Date.

                        (e) Multi-employer Pension Plans. With respect to any Multiemployer Plans, Buyer and Seller agree that in the event consummation of the transactions contemplated by this Agreement causes any complete withdrawal (as described in Section 4203 of ERISA) or any partial withdrawal (as described in Section 4205 or ERISA) from the Multiemployer Plans or any such withdrawal otherwise has occurred or does occur, Seller recognizes that it is solely responsible for any and all liability under Title IV of ERISA arising from withdrawals (collectively, the "Withdrawal Liability") and, notwithstanding anything to the contrary in Section 9 hereof, to the extent the Multiemployer Plans attempt to assess Withdrawal Liability against Buyer, Seller shall indemnify, defend and hold harmless Buyer from and against and in respect of any and all losses, damages, liabilities, taxes, interest and/or sanctions (including reasonable attorneys' fees)

                        (g) Seller shall retain responsibility and liability for all workers' compensation claims of the Transferred Employees to the extent relating to events, conditions or circumstances that occur or exist prior to the Closing Date. Buyer shall have sole responsibility and liability for any workers' compensation claims of Transferred Employees to the extent relating to any event, condition or circumstance that occurs after the Closing Date.

                        (h) COBRA Indemnification and Information. Notwithstanding anything to the contrary contained in Section 9 hereof, Seller shall pay and shall assume, indemnify, defend, and hold harmless Buyer from and against and in respect of any and all losses, damages, claims for benefits, liabilities, taxes, and sanctions that arise under the Section 4980B of the Code, or Part 6 of Title I of ERISA or any similar state law (individually and collectively "COBRA"), interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Buyer and any of its employees arising by reason of or relating to any failure of Seller to comply with the continuation health care coverage provisions of COBRA which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee (as defined in COBRA) prior to the Closing Date or as otherwise required as a result of any transactions or matters contemplated by this Agreement.

                        (i) In respect of grievances or Labor Claims of Transferred Employees to the extent relating to their employment by Seller including, without limitation, any such grievances or Labor Claims filed before state or local authorities for which payment has not been made prior to the Closing Date, Seller shall retain responsibility and liability for all amounts due with respect thereto including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation. Handling of such grievances and Labor Claims shall be at Seller's cost and expense. Buyer shall have sole responsibility and liability for any Labor Claims of Transferred Employees that relate to their employment with Buyer.

                        (j) Nothing in this Section 6.3 shall limit the at will nature of the employment of the Transferred Employees or the right of Buyer to alter or terminate any employee benefit plan, program or arrangement.

                  6.4. Notice of Developments. Prior to the Closing Date, Seller shall promptly notify Buyer in writing of: (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that could result in any material breach of a representation or warranty or covenant of Seller or Shareholder in this Agreement or which could have the effect of making any representation or warranty of Seller or Shareholder in this Agreement untrue or incorrect in any respect, and (ii) all other material developments affecting the Purchased Assets, liabilities, Business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of Seller.

                  6.5. Non-disclosure of Confidential Information. Neither Seller nor Shareholder, nor any affiliate of the foregoing, shall divulge, communicate, or use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information pertaining to the Business or the Purchased Assets. For purposes hereof, "confidential information" means information, including but not limited to, technical or non technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, that: (i) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy or confidentiality.

                  6.6. Non-solicitation of Employees. Until the third anniversary of the Closing Date, neither Seller nor Shareholder, nor any affiliate of the foregoing, shall, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of Seller, unless such employee or former employee has not been employed by Buyer for a period in excess of one year.

                  6.7. Non-Competition. Until the completion of the Earn-Out Period (such period as herein adjusted, the "Non Competition Period"), neither Seller nor any Shareholder, nor any affiliate of the foregoing, shall (i) directly or indirectly, engage in, have any interest in or engage in any transaction with, any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in the Business in the United States; provided, however, that nothing contained herein shall be deemed to prevent or restrict Seller or Shareholder, or their affiliates, from owning up to 1% of the shares of any class of capital stock of any corporation whose shares are listed on a national securities exchange or are regularly traded in the over-the-counter market so long as neither Seller nor Shareholder do not actively participate or engage in the conduct of the business of any such other corporation, and (ii) directly or indirectly, solicit business from any person or entity that was a customer of Seller at any time prior to the Closing Date. Notwithstanding the foregoing, in the event that the (a) aggregate Earn-Out Payments shall equal the Maximum Amount prior to the expiration of the Earn-Out Period, the Non Competition Period shall end on the date one (1) year following the date on which the Seller shall receive the Maximum Amount (after giving effect to all prior Earn-Out Payments) or (b) Seller shall terminate its right to any Earn-Out Payments, the Non Competition Period shall end on the date one year following such termination.

                  Seller and Shareholder each acknowledges that the provisions of this Section 6.7, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer's entering into the transaction documents to which it is a party and consummating the transactions contemplated thereby.

                  6.8. Public Statements. From and after the date hereof and until the Closing Date, neither Buyer, on the one hand, or Seller or Shareholder, on the other hand, shall, or permit any affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transactions contemplated hereby, without the prior written consent of the other party or parties hereto, as the case may be (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by law or a governmental authority, in which case the other parties shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

                  6.9. Change of Name. Simultaneously with the Closing, Seller shall take such action necessary to change its name to a name that does not include the words "Harriet Campbell, Incorporated", "HCI" or words similar thereto.

                  6.10. Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets and the goodwill of the Business in accordance with Exhibit H annexed hereto. Buyer and Seller agree to report the transactions contemplated under this Agreement in a manner consistent with the terms of this Agreement (including, without limitation, Exhibit H) and neither will take any position inconsistent herewith in any tax return, refund claim, litigation or otherwise.

                  6.11. Sale of Real Property. In the event that, during the period of twenty-four (24) months immediately following the Closing Date, the Owned Real Property purchased hereunder is sold by Buyer to an unaffiliated third party, Buyer shall pay Seller twenty-five percent (25%) of the net proceeds in excess of $400,000 received by it.

                  6.12. Other Actions. Each of the parties hereto shall use all reasonable efforts to: (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

                  6.13. Exclusivity. From and after the date hereof and until the Closing, unless this Agreement is terminated as provided in Section 7 hereto, neither Seller nor Shareholder shall, and neither shall knowingly permit Seller or any of their respective affiliates, officers, directors, employees, agents or representatives, directly or indirectly, to encourage, solicit, initiate or participate in discussions or negotiations with, provide any information to, receive any proposals or offers from, or enter into any agreement with, any third party, in each case other than Buyer, that involves the sale, joint venture or the other disposition of all or any portion of Seller, the Purchased Assets or the Business or any merger, consolidation, recapitalization or other business combination of any kind involving Seller. If Seller or Shareholder receives or becomes aware of any offer or proposed offer, Seller or Shareholder, as the case may be, shall promptly notify Buyer.

                  6.14. Special Loan. Subject to this Section 6.14, if and to the extent that Shareholder and/or Seller shall have federal, state or city income tax liability for the fiscal year ending December 31, 2000 (the "Tax Liability"), Buyer shall lend to Shareholder on or before January 11, 2001, an amount equal to such income tax liability not to exceed $175,000. Such loan shall be made pursuant to the terms of a secured promissory note (the "Note") in form and substance satisfactory to Buyer and shall be issued by Shareholder, bearing interest at the rate of 6% per annum payable annually or, at the option of the issuer, at the maturity thereof. The Note, among other things, shall be nonrecourse of to the Shareholder, except that Seller and Shareholder shall grant to Buyer a first priority security interest in and to all right, title and interest of Seller and Shareholder in and to Sections 1.3(c) of this Agreement and Sections 4 and 5 of the Warrants. Principal under the Note shall be payable five (5) years after the date of issuance thereof but shall be prepaid in part or in full, as the case may be, in the amount of (a) 30% of the amounts payable to Seller under Section 1.3(c) of this Agreement, (b) 52% of the amounts payable to Seller under Section 4 and/or Section 5 of the "Y" Warrants and (c) 100% of the amounts payable to Seller under Section 4 and/or Section 5 of the "Z" Warrants in each case, at the time of payment by Buyer or Parent, as the case may be, of such amounts. The Note may be prepaid at anytime in whole or in part without penalty. Seller and Shareholder shall cause the calculation of the Tax Liability to be calculated by Seller's certified public accountant, Chris Suppa, not later than January 6, 2001, subject to the review and comments of Buyer's independent public accountants.

         Section 7. Termination.

                  7.1. This Agreement may be terminated at any time prior to the
Closing:

                        (a) by the mutual agreement of Buyer and Seller;

                        (b) by Buyer or Seller (if such party is not in breach of or default under this Agreement) giving written notice to such effect to the other party if the Closing shall not have occurred on or before November 30, 2000, or such later date as the parties shall have agreed upon prior to the giving of such notice; or

                        (c) by either Buyer or Seller in the event of a material breach by or default of the other party hereto.

                  Upon termination of this Agreement pursuant to this Section 7, all obligations of the parties shall terminate except those under Section 6.5; provided, however, that no such termination shall relieve Seller or the Shareholders of any liability to Buyer, or Buyer of any liability to Seller, by reason of any breach of or default under this Agreement.

         Section 8. Survival of Representations and Warranties.

                  8.1. Survival of Representations and Warranties of Seller and Shareholder. Notwithstanding any right of Buyer fully to investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations and warranties of Seller and Shareholder contained in this Agreement or in any other Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder until the second anniversary of the Closing, except that the representation and warranties contained in Section 2.2 and Section 2.8 shall survive until ninety (90) days after the expiration of the applicable statute of limitations and any extensions thereof.

                  8.2. Survival of Representations and Warranties of Buyer. Notwithstanding any right of Buyer fully to investigate the affairs of Seller and Shareholder and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Seller has the right to rely fully upon the representations and warranties of Buyer contained in this Agreement or in any other Transaction Document. All such representations and warranties shall survive the execution and delivery of this Agreement and the Closing hereunder until the second anniversary of the Closing.

         Section 9. Indemnification.

                  9.1. Indemnification by Seller and Shareholder. Seller and Shareholder shall, jointly and severally, indemnify and defend Parent, Buyer and each of their officers, mangers, employees, members, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

                        (a) any breach of any representation or warranty made by Seller or any Shareholder contained in this Agreement or in any other Purchase Document or in respect of any third party claim made based upon facts alleged which, if true, would constitute any such breach;

                        (b) either Seller's or Shareholder's failure to perform or to comply with any covenant or condition required to be performed or complied with by Seller or the Shareholders contained in this Agreement or in any other Purchase Document;

                        (c) the ownership or operation of the Business or the Purchased Assets prior to the Closing Date; or

                  9.2. Indemnification by Buyer. Buyer and Parent shall, jointly and severally, indemnify and defend Seller and each of Seller's officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

                        (a) any breach of any representation or warranty made by Buyer contained in this Agreement or in any other Purchase Document or in respect of any claim made based upon facts alleged which, if true, would constitute any such breach;

                        (b) Buyer's failure to perform or to comply with any covenant or condition required to be performed or complied with by Buyer contained in this Agreement or in any other Purchase Document.

                  9.3. Indemnification Procedures.

                        (i) Promptly after notice to an indemnified party of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as "Proceeding" or "Proceedings"), involving any Damage referred to in sections 9.1 and 9.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this section 9, give written notice to the indemnifying party, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

                        (ii) In the case of any Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the written consent of the indemnifying party).

                        (iii) Anything in this Section 9 notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense.

                        (iv) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                  9.4. Right to Set-Off. Buyer shall have the right to set-off the amount of any and all Damages for which Seller or Shareholder may become liable to Buyer under any provisions of this Agreement against any sums otherwise payable to Seller hereunder or under any other agreement, document or instrument executed and delivered pursuant to this Agreement or contemplated hereby including, without limitation, any amounts payable to Seller pursuant to Sections 1.3, 6.11 hereof and Sections 4 and 5 of the Warrants or bonus amounts under Employment Agreement. Buyer will not exercise any right to set-off until it has given Seller and Shareholder not less than ten (10) days notice within which period Seller and Shareholder shall have the right to pay the amount of the Damages proposed by Buyer in cash. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

         Section 10. Miscellaneous.

                  10.1. Transaction Fees and Expenses. Each party hereto shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  10.2. Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes: if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:

           To Buyer or Parent:

                    American Medical Alert Corp.
                    3265 Lawson Boulevard
                    Oceanside, New York 111572
                    Attention: Mr. Howard Siegel
                    Telecopier No.: (516) 536-5276

           with a copy to:

                    Parker Chapin LLP
                    The Chrysler Building
                    405 Lexington Avenue
                    New York, New York  10174
                    Attention:  James D. Garbus
                    Telecopier No.: (212) 704-6288

           To Seller or any Shareholder at:

                    Harriet Campbell, Incorporated
                    216 E. 75th Street
                    New York, New York 10021
                    Attention: Mr. Angus Campbell
                    Telecopier No.: (212) 879-5700

           with respect to each of Seller and the Shareholders, with a copy to:

                    Guttman & Guttman
                    555 Broadhollow Road
                    Melville, New York 11474
                    Attention:  Bruce Guttman, Esq.
                    Telecopier No.: (631) 777-3907

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt, in the case of clause (a)(ii), five business days after such notice or demand is sent, and, in the case of clause
(b), the business day next following the date such notice or demand is sent. A copy of any notice to the Shareholders shall be sent concurrently to Seller and a copy of any notice to Seller shall be sent concurrently to the Shareholders.

                  10.3. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

                  10.4. Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith. Buyer's receipt of information contained herein shall not be deemed to waive any of Buyer's rights under the indemnification provisions of Section 9.

                  10.5. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in that state.

                  10.6.   Jurisdiction.   Each  of  the  parties  hereto  hereby
irrevocably consents and submits to the exclusive jurisdiction of the Federal and State Courts of New York County in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such New York County and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by Section 10.2.

                  10.7. Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

                  10.8. Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

                  10.9.  Further  Assurances.  Each party hereto  covenants  and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

                  10.10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and assignees; provided, however, that Seller and Shareholder shall not assign their respective rights or delegate any duties hereunder without the prior written consent of Buyer.

                  10.11. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

                  10.12.  Entire  Agreement.  This Agreement  (including all the schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

                  10.13. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

                  10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SELLER:                    HARRIET CAMPBELL, INCORPORATED

                                             By: /s/ Angus Campbell
                                                -------------------------------
                                                Name:  Angus Campbell
                                                Title: President


                  BUYER:                     HCI ACQUISITION CORP.


                                             By: /s/ Howard M. Siegel
                                                -------------------------------
                                                Name: Howard M. Siegel
                                                Title: President


                  PARENT:                   AMERICAN MEDICAL ALERT CORP.


                                             By: /s/ Howard M. Siegel
                                                -------------------------------
                                                Name: Howard M. Siegel
                                                Title: President


                  SHAREHOLDER:               /s/ Angus Campbell
                                             ----------------------------------
                                             ANGUS CAMPBELL